UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/20/2011

CLEARWATER PAPER CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34146

Delaware	20-3594554
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 West Riverside Ave., Suite 1100
Spokane, WA 99201
(Address of principal executive offices, including zip code)

(509) 344-5900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 20, 2011, Clearwater Paper Corporation ("Clearwater Paper" or the "Company") announced that Linda K. Massman was being elected President and Chief Operating Officer, effective as of November 1, 2011. Ms. Massman, age 44, has served as Vice President, Finance and Chief Financial Officer since December 2008. From September 2008 to December 2008, Ms. Massman served as a Vice President of Potlatch Corporation, pending completion of the spin-off of Clearwater Paper. From May 2002 to August 2008, Ms. Massman served as the Group Vice President, Finance and Corporate Planning for SUPERVALU, Inc., a grocery retail company. Prior to that, Ms. Massman served from 1999 to 2001 as Vice President, Business Planning and Operations for Viquity Corporation, an enterprise software company.

Ms. Massman will continue to serve as the Company's Chief Financial Officer until her replacement is identified and elected.

In connection with the announcement of Ms. Massman's election, Ms. Massman and the Company have agreed to certain employment terms. Ms. Massman and the Company intend to enter into a definitive employment agreement incorporating these agreed terms, which definitive agreement will be filed as an exhibit to a subsequent filing. The material employment terms are as follows. The employment agreement will be for an initial term of one year. Thereafter, the agreement will be automatically extended for successive one-year periods unless the Company or Ms. Massman give notice that the term will not be extended. Ms. Massman will be paid an initial annual base salary of $525,000. She will be eligible for an annual bonus pursuant to the terms and conditions of Clearwater Paper's annual incentive program (as described in the Company's most recent definitive proxy statement) with a target annual bonus of 70% of annual base salary. Beginning in 2012, Ms. Massman will be eligible to receive performance shares with a target aggregate principal amount of 125% of the salary grade midpoint for the position of Chief Operating Officer in accordance with the Company's long-term incentive program (as described in the Company's most recent definitive proxy statement). Ms. Massman will be entitled to participate in all of the Company's employee benefit plans and programs on substantially the same terms and conditions as other senior executives. Ms. Massman will also participate in the Company's Severance Program for Executive Employees (as described in the Company's most recent definitive proxy statement), subject to the following: (i) if Ms. Massman is terminated for any reason other than cause, death, disability, or retirement, or if she terminates her employment for good reason, her cash severance payment will be equal to one year of base compensation from the date of her separation from service, her pro-rated annual bonus for the termination year under the applicable bonus plan will be at the target amount, and she will also receive pro-rated settlement of performance share awards based on the Company's actual performance and pro-rated vesting of restricted stock unit awards and (ii) if Ms. Massman is terminated within two years of a change of control, she will not receive an excise tax gross-up.

Gordon L. Jones will continue to serve the Company as Chief Executive Officer and Chairman of the Board of Directors. As of November 1, 2011, Mr. Jones will no longer serve as President of Clearwater Paper.

On October 20, 2011, Clearwater Paper issued a press release announcing Ms. Massman's appointment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

99.1   Press Release of Clearwater Paper Corporation, dated October 20, 2011: CLEARWATER PAPER NAMES LINDA MASSMAN PRESIDENT AND COO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARWATER PAPER CORPORATION

Date: October 24, 2011	By:	/s/ Michael S. Gadd
Michael S. Gadd
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release of Clearwater Paper Corporation, dated October 20, 2011: CLEARWATER PAPER NAMES LINDA MASSMAN PRESIDENT AND COO